CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of February 12, 2018 by and between Charles River Laboratories International, Inc., a Delaware corporation (the “Company”), and James C. Foster, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”).

RECITALS

WHEREAS, the Company currently employs Executive as the Chairman, President and Chief Executive Officer of the Company;

WHEREAS, the Company desires to continue to employ Executive for the period provided in this Agreement, and Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein; and

WHEREAS, the Company and Executive each desire to memorialize Executive’s employment under such terms and conditions;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term. The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on February 12, 2018 (the “Effective Date”) and ending on the fifth (5th) anniversary of the Effective Date, subject to earlier termination pursuant to Section 7 hereof. Thereafter, the Employment Term may be extended by the parties’ mutual agreement and with an affirmative vote of a majority of the independent members of the Board of Directors of the Company (the “Board”) for a specified consecutive period (an “Extended Term”). For any subsequent extension(s) of the Employment Term after the Extended Term, the same affirmative vote of a majority of the independent members of the Board shall be required.

2. Employment. During the Employment Term:

(a)	Executive shall be employed as the Chairman and Chief Executive Officer of the Company. Executive shall report directly and solely to the Board. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

(b)	Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(b), Executive shall devote his full business time and attention to the affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on any corporate boards or committees, Executive shall obtain approval of the Board in light of potential conflicts of interest with the Company or its direct and indirect subsidiaries, which approval shall not be unreasonably withheld. Executive may manage personal and family investments, participate in industry organizations, deliver lectures at educational institutions and serve on charitable boards so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder. It is understood that, during Executive’s employment by the Company, Executive shall not engage in any activities that constitute a conflict of interest under the Company’s policies.

(c)	Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including but not limited to, any policy restricting pledging and hedging investments in Company equity by Company executives, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(c), as it specifically applies to such clawback policies and provisions, shall survive the termination of the Employment Term.

(d)	Subject to Sections 1, 7 and 8 hereof, (i) Executive has the option to terminate his employment at any time, with or without advance notice, (ii) prior to the third (3rd) anniversary of the Effective Date, the Company may only terminate the Executive’s employment for Cause (as defined below), and may not terminate the Executive’s employment for any other, or no, reason and (iii) upon or after the third (3rd) anniversary of the Effective Date, the Company has the option to terminate the Executive’s employment at any time, with or without advance notice, and with or without Cause.

3. Annual Compensation.

(a)	Base Salary. During the Employment Term, Executive shall be paid a base salary of not less than One Million Two Hundred Thirty Seven Thousand Dollars ($1,237,000) per year, commencing in April, 2018, subject to review each calendar year. The Executive’s base salary shall not be decreased and, consistent with past practices, may be increased at the discretion of the Compensation Committee of the Board (the “Committee”) on each anniversary of the Effective Date. The Executive’s highest base salary in effect from time to time will be referred to herein as the “Base Salary”. The Base Salary shall be paid in equal bi-weekly installments.

(b)	Performance Bonus. Subject to the terms of the Executive Incentive Compensation Program of Charles River Laboratories, Inc., effective as of January 1, 2016 (as it may be modified or amended, the “EICP”), for each fiscal year of the Company ending during the Employment Term (commencing with the 2018 fiscal year), Executive shall be eligible to receive a target annual cash bonus of 100% of Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”), payable in accordance with the then-current terms of the EICP and the Company’s customary practices applicable to bonuses paid to Company executives. In no event shall the terms of any future EICP be less favorable to the Executive than the EICP in effect as of January 1, 2016 unless any such change in terms is broadly applicable to all officer-level participants.

4. Equity Compensation.

(a)	Outstanding Equity Awards. As of the Effective Date, Executive holds certain outstanding performance share units (“PSUs”), stock options, restricted stock grants or restricted stock units (“RSUs”) in the Company (collectively, the “Outstanding Equity Awards”). The Company and Executive hereby agree that the vesting schedule (including, as applicable, the treatment of the Outstanding Equity Awards upon a “Full Career Retirement” (as such term is defined in the applicable award agreement)) and all other terms of the Outstanding Equity Awards held by Executive will remain in full force and effect without modification or amendment.

(b)	Prospective Equity Awards. On or after the Effective Date, the Company will grant Executive PSUs, stock options, restricted stock grants, RSUs or other equity awards (collectively, the “Prospective Equity Awards”) in a manner consistent with the Company’s past practices in making such grants to the Executive, but in no event will such grants be materially reduced, subject only to (i) the Compensation Committee of the Board of Directors exercising its fiduciary duties with respect to evaluating the Executive’s performance and (ii) the latitude afforded to the Company in Section 7(g) below.

5. Stock Ownership Guidelines. Executive agrees to comply with any stock ownership guidelines adopted by the Company applicable to Executive.

6. Other Benefits. During the Employment Term:

(a)	Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to other senior executives of the Company or, in the case of any enhanced benefits specifically reserved for the Chairman and Chief Executive Officer of the Company, in a manner consistent with past practices.

(b)	Business Expenses/Attorney’s Fees. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures, the Company shall promptly reimburse the Executive for all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of his duties hereunder. The Company further agrees to pay all attorneys’ fees incurred by the Executive in connection with the negotiation and drafting of the Agreement.

7. Termination and Compensation Upon Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below and, upon each such specified termination, Executive shall be entitled to the benefits enumerated below; provided, however, that, notwithstanding anything contained herein to the contrary, to the extent required by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(a)	Disability or Death. The Company may terminate Executive’s employment on written notice to Executive after having established Executive’s Disability (as defined below) or Executive’s employment shall be terminated as of the date of Executive’s death. For purposes of this Agreement, “Disability” shall have the meaning as set forth in that certain Amended and Restated Change in Control Agreement dated as of February 8, 2006 and subsequently amended on December 15, 2008, between the Company and Executive (the “Change in Control Agreement”). In establishing the existence of a Disability under this Section 7(a), the Company shall rely upon the written opinion of the physician regularly attending Executive in determining whether a Disability is deemed to exist. If the Company disagrees with the opinion of such physician, the Company may choose a second physician, and, in turn, the two (2) physicians shall choose a third physician. The written opinion of a majority of the three (3) physicians shall be conclusive as to Executive’s Disability. The expenses associated with the utilization of any physician other than the physician regularly attending Executive shall be borne solely by the Company. Executive hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination. Unless and until the Executive’s Disability has been established by the Company, the Executive will remain entitled to receive and accrue all compensation provided in Sections 3 and 4 above. In the event that the Executive’s employment is terminated because the Company establishes the Executive’s Disability or in the event of Executive’s death, Executive or Executive’s beneficiaries shall be entitled to the benefits provided in this Section 7(a).

(1)	The Company shall pay or deliver to Executive (or his beneficiaries, as applicable) any “Accrued Compensation”, meaning the items in clauses (i) through (iv) below, collectively:

(i)	reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date in accordance with the Company’s then current policy governing reimbursement of expenses;

(ii)	any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;

(iii)	equity and incentive awards, to the extent previously vested, with such payment and delivery in accordance with the terms of such awards; and

(iv)	any amount or benefit as provided under any benefit plan or program, including, without limitation, the then current EICP at the time such benefit would be paid and delivered to similarly situated officers of the Company;

(2)	The Company shall pay to Executive (or his beneficiaries, as applicable) within sixty (60) days following the termination date, any bonus earned but unpaid in respect of any fiscal year preceding the termination date, without requirement that Executive be employed on the date that such bonus would otherwise have been paid; and

(3)	Each unvested equity award held by Executive at the time of termination shall be governed by the terms of the applicable award agreement.

(b)	Cause. “Cause” shall have the same meaning as set forth in Section 16.3 of the Change in Control Agreement, provided, however, that in the case of any events described in Section 16.3(a), 16.3(b), or 16.3(d) of the Change in Control Agreement, such event shall not constitute “Cause” for termination hereunder unless and until (i) the Company provides a written notice to the Executive which sets forth in specific detail the basis for the Company’s belief that Executive’s conduct provides grounds for a termination for Cause, and (ii) such conduct, to the extent curable, is not cured by the Executive, as reasonably determined by the Company, within thirty (30) days after receipt of such written notice. If the Executive fails or is unable to cure as described in the preceding sentence, or in the event that Cause exists under Section 16.3(c) of the Change in Control Agreement, the Company, with an affirmative vote of a majority of the independent members of the Board, may terminate the Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 8 hereof). For the avoidance of doubt, a termination for Cause as provided herein may occur before or after the occurrence of a “Change in Control” (as defined in the Change in Control Agreement). If Executive’s employment is terminated by the Company for Cause, then the Company shall pay Executive (or his beneficiaries, as applicable) any Accrued Compensation; provided that Executive shall forfeit all vested and unexercised Outstanding Equity Awards and Prospective Equity Awards.

(c)	Voluntary Termination by the Executive. The Executive may voluntarily terminate his employment.

(1)	Prior to the third (3rd) anniversary of the Effective Date, Executive may voluntarily terminate his employment by delivering to the Company a Notice of Termination not less than one hundred eighty (180) days prior to the termination of Executive’s employment and the Company shall have the option to exercise the Garden Leave Election (as defined below) prior to the expiration of such one hundred eighty (180) day notice period. The “Garden Leave Election” means the Company’s election to suspend Executive’s active duties and responsibilities prior to the expiration of the applicable notice period; provided that, if the Company exercises the Garden Leave Election at the beginning of or at any time during such notice period, the Company shall provide written notice to the Executive. For the avoidance of doubt, the Company’s exercise of the Garden Leave Election shall not terminate the Executive’s employment with the Company. If Executive’s employment is terminated by Executive prior to the third (3rd) anniversary of the Effective Date and such termination is not in connection with a Change in Control, then, subject to Section 15(e), Executive shall be entitled to the benefits provided in this Section 7(c)(1).

(i)	The Company shall pay to Executive any Accrued Compensation;

(ii)	If Executive remains actively employed with the Company during such one hundred eighty (180) day notice period, the Company shall continue to pay to Executive his full compensation (including, for the avoidance of doubt, Base Salary, pro-rated bonus eligibility, equity award eligibility and the continued vesting of any previously-granted equity awards) during such period of active employment; and

(iii)	If the Company exercises the Garden Leave Election during such one hundred eighty (180) day notice period, then, after such exercise, the Company shall continue to pay to Executive his Base Salary (payable in accordance with the Company’s regular payroll practices as in effect at the time of such Garden Leave Election) and the Executive shall be entitled to continued vesting of any previously-granted equity awards for the balance of such one hundred eighty (180) day notice period. For the avoidance of doubt, in no event will the Company’s exercise of the Garden Leave Election impair Executive’s entitlement to receive any bonus earned prior to such exercise, even if payment of such bonus would not occur until after such exercise.

(2)	Upon or after the third (3rd) anniversary of the Effective Date, Executive may voluntarily terminate his employment by delivering to the Company a Notice of Termination not less than twelve (12) months prior to the termination of Executive’s employment and the Company shall have the option to exercise the Garden Leave Election prior to the expiration of such twelve (12) month notice period. If Executive’s employment is terminated by Executive upon or after the third (3rd) anniversary of the Effective Date and such termination is not in connection with a Change in Control, then, subject to Section 15(e), Executive shall be entitled to the benefits provided in this Section 7(c)(2).

(i)	The Company shall pay to Executive any Accrued Compensation;

(ii)	If Executive remains actively employed with the Company during such twelve (12) month notice period, the Company shall continue to pay to Executive his full compensation (including, for the avoidance of doubt, Base Salary, pro-rated bonus eligibility, equity award eligibility and the continued vesting of any previously-granted equity awards) during such period of active employment;

(iii)	If the Company exercises the Garden Leave Election during such twelve (12) month notice period, then, after such exercise, the Company shall continue to pay to Executive his Base Salary (payable in accordance with the Company’s regular payroll practices as in effect at the time of such Garden Leave Election) and the Executive shall be entitled to continued vesting of any previously-granted equity awards for the balance of such twelve (12) month notice period. For the avoidance of doubt, in no event will the Company’s exercise of the Garden Leave Election impair Executive’s entitlement to receive any bonus earned prior to such exercise, even if payment of such bonus would not occur until after such exercise; and

(iv)	Notwithstanding anything to the contrary in the applicable award agreements for Prospective Equity Awards, Executive’s Prospective Equity Awards shall continue to be outstanding, fully vest, and become exercisable after his termination of employment in the same manner as if his employment with the Company had continued.

(d)	Without Cause. The Company may terminate Executive’s employment without Cause only upon or after the third (3rd) anniversary of the Effective Date, and only upon an affirmative vote of a majority of the independent members of the Board, in which event the Executive shall be entitled to the benefits provided in Section 7(d)(1) as follows.

(1)	The Company may deliver to Executive a Notice of Termination not less than twelve (12) months prior to the termination of Executive’s employment without Cause and the Company shall have the option to exercise the Garden Leave Election prior to the expiration of such twelve (12) month notice period. If, upon or after the third (3rd) anniversary of the Effective Date, the Company provides to Executive a Notice of Termination not less than twelve (12) months prior to the termination of Executive’s employment and such termination is not in connection with a Change in Control, then, subject to Section 15(e) hereof and the conditions of the 2010 Charles River Corporate Officer Separation Plan, last revised on April 30, 2010 (as it may be revised or amended, the “Corporate Officer Separation Plan”) or any successor plan, Executive shall be entitled to the benefits provided in this Section 7(d)(1). In no event shall the terms of any revised or amended Corporate Officer Separation Plan be less favorable to the Executive than the Corporate Officer Separation Plan in effect as of April 30, 2010 unless any such changes in terms are broadly applicable to all officer-level participants.

(i)	The Company shall pay to Executive any Accrued Compensation;

(ii)	If Executive remains actively employed with the Company during such twelve (12) month notice period, the Company shall continue to pay to Executive his full compensation (including, for the avoidance of doubt, Base Salary, pro-rated bonus eligibility, equity award eligibility and the continued vesting of any previously-granted equity awards) during such period of active employment;

(iii)	If the Company exercises the Garden Leave Election during the twelve (12) month notice period, then, after such exercise, the Company shall continue to pay to the Executive his Base Salary (payable in accordance with the Company’s regular payroll practices as in effect at the time of such Garden Leave Election) and the Executive shall be entitled to continued vesting of any previously-granted equity awards for the balance of such twelve (12) month notice period. For the avoidance of doubt, in no event will the Company’s exercise of the Garden Leave Election impair Executive’s entitlement to receive any bonus earned prior to such exercise, even if payment of such bonus would not occur until after such exercise;

(iv)	The Company shall pay to Executive the maximum severance pay and benefits allowable under the Corporate Officer Separation Plan or any successor plan as though all conditions for any such payment and benefit described therein had been satisfied (noting that the condition expressly imposed in Section 9.1 of such plan will be satisfied by adherence to the requirements of Section 12 hereof), and further provided that such severance pay will be no less than continued payment of Executive’s Base Salary for a period of two (2) years; and

(v)	Notwithstanding anything to the contrary in the applicable award agreements for Prospective Equity Awards, Executive’s Prospective Equity Awards shall continue to be outstanding, fully vest, and become exercisable after his termination of employment in the same manner as if his employment with the Company had continued.

(e)	Expiration of the Employment Term Upon Non-Renewal. Unless the Company and Executive agree to an alternative relationship, Executive’s employment shall terminate upon the expiration of the Employment Term and, subject to Section 15(e) hereof, Executive shall be entitled to the benefits provided in this Section 7(e).

(i)	The Company shall pay to Executive any Accrued Compensation;

(ii)	Notwithstanding anything to the contrary in the applicable award agreements for Prospective Equity Awards, Executive’s Prospective Equity Awards shall continue to be outstanding, fully vest, and become exercisable after his termination of employment in the same manner as if his employment with the Company had continued; and

(iii)	For the avoidance of doubt, Executive shall have no further entitlement to any severance or other payments under the Corporate Officer Separation Plan or any successor plan.

(f)	Change in Control. If Executive’s employment is terminated in connection with a Change in Control (as such term is defined in the Change in Control Agreement), Executive shall be entitled to the benefits provided in the Change in Control Agreement. For the avoidance of doubt, Executive shall not be entitled to any payments or benefits under Sections 7(a) through 7(e).

(g)	Latitude of the Committee. Notwithstanding anything to the contrary contained in this Section 7, after a Notice of Termination is delivered by the Executive, to the extent that Executive continues to actively perform his duties or the Company exercises the Garden Leave Election during the applicable notice period, the Committee shall have the authority to depart from past practices in determining whether to grant Executive an equity award during such notice period (or take other action), and, if it should elect to grant such an award, the Committee shall have the authority to determine the amount of the award in its full discretion.

(h)	No Offset – No Mitigation. Notwithstanding anything to the contrary contained herein or in the Corporate Officer Separation Plan or any successor plan, Executive shall not be required to mitigate the amount of any payment provided for under this Section 7 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

8. Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice delivered to Executive or the General Counsel of the Company, as applicable, which indicates a termination date and the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

9. Section 409A. The Company and the Executive intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a mutually agreed upon manner that, to the extent possible, preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10. Employee Protection. Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.

11. Records and Confidential Data.

(a)	Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information disclosed to, or learned or obtained by, Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Company and its affiliates and Executive hereby assigns to the Company any and all right, title and interest Executive may have or acquire in and to such Confidential Information.

(b)	Subject to Section 10 hereof, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure. Executive acknowledges and agrees that the confidentiality restrictions set forth herein shall apply to any and all Confidential Information disclosed to, or learned or obtained by, Executive, whether before, on or after the date hereof. For the avoidance of doubt, nothing in this Section 11(b) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).

(c)	Following the termination of Executive’s employment hereunder, subject to Section 10 hereof and as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will (at Company’s expense) return or destroy (or cooperate with any reasonable Company requested process to return or destroy) all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to the Company a document certifying his compliance with this Section 11(c).

(d)	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulas, marketing studies relating to prospective business opportunities and all other know-how, trade secrets, inventions, concepts, ideas, materials, or information developed, prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligation’s shall not extend to information that Executive can demonstrate with competent evidence is (i) generally available to the public without any action or involvement by Executive or (ii) independently obtained by Executive from a third party on a non-confidential and authorized basis. Notwithstanding anything in this Section 11 to the contrary, Executive may disclose Confidential Information to the extent it is required to be disclosed by law or pursuant to judicial process or administrative subpoena; provided that, subject to Sections 10 and 11(e) hereof, Executive shall first give written notice to the Company and reasonably cooperate with the Company to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes required by law or pursuant to judicial process or administrative subpoena.

(e)	Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

(f)	In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with his current or any prior employer.

(g)	Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12. Restrictive Covenants. In the event that Executive’s employment by the Company shall be terminated as described in Sections 7(c), 7(d) and 7(e) hereof, Executive shall execute a release agreement (as set forth in Section 15(e) hereof), which shall include non-competition and non-solicitation covenants for a period of at least one (1) year, which release agreement is satisfactory to the Company. Executive’s obligations under such release shall survive the termination of the Employment Term.

13. Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company may suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to seek injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 11 or 12 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law. This Section 13 shall survive the termination of the Employment Term.

14. Cooperation.

(a)	For a period of two (2) years following Executive’s termination of employment for any reason, subject to Section 10 hereof, Executive agrees to make himself reasonably available to cooperate with the Company and its affiliates in matters that materially concern: (i) requests for information about the services Executive provided to the Company and its affiliates during his employment with the Company and its affiliates, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while Executive was employed by the Company and its affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and its affiliates. Executive’s cooperation shall include: (A) making himself reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the request of the Company at times and locations to be mutually agreed by Executive and the Company reasonably and in good faith, taking into account the Company’s business and Executive’s business and personal needs (the “Company Cooperation”) and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions (the “Witness Cooperation”). Nothing in this Section 14(a) shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters. Unless required by law or legal process, Executive will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any potential or pending proceeding or legal action involving matters arising during Executive’s employment with the Company and its affiliates. In addition, at the request of the Company, Executive shall be required to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation and filing of its proxy statement and periodic reports with the SEC.

(b)	Executive shall not be entitled to any payments in addition to those otherwise set forth in this Agreement in respect of any Company Cooperation or Witness Cooperation, regardless of when provided. The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 14 for which Executive has obtained prior approval from the Company.

(c)	Nothing in this Agreement or any other agreement by and between the parties is intended to or shall preclude or in any way limit or restrict Executive from providing accurate and truthful testimony or information to any governmental agency.

(d)	This Section 14 shall survive the termination of the Employment Term.

15. Miscellaneous.

(a)	Successors and Assigns.

(1)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(2)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

(3)	This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)	Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(c)	Indemnity Agreement. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by applicable law for acts and omissions as an employee, director, or officer of the Company, as in effect at the time of the subject act or omission, in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. In connection therewith, Executive shall further be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Employment Term.

(d)	Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(e)	Release of Claims. The termination benefits described in Sections 7(c), 7(d) and 7(e) hereof (other than Accrued Compensation and compensation paid to Executive during active employment) shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within twenty-one (21) days following Executive’s termination date; provided, however, that Executive shall not be required to release any vested benefits under any policy or plan of the Company or any post-employment rights, compensation or benefits that are expressly provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to Executive in this Section 15(e) shall refer to Executive’s representative or estate.

(f)	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and by the Company following authorization by an affirmative vote of a majority of the independent members of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

(g)	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a single arbitrator in Boston, Massachusetts in accordance with the commercial rules of the American Arbitration Association (“AAA”) then in effect. Unless a mutually acceptable arbitrator shall have been selected by the parties within 30 days of the initiation of arbitration proceedings, then upon application of either party to the Boston office of the AAA, the AAA shall designate such arbitrator. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the termination date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(h)	Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments or any failure to provide a benefit or payment, which delay results from or failure is required for such legal compliance, shall not in and of itself constitute a breach of this Agreement; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law as soon as practicable after such benefits or payments are due. Any request or requirement that Executive repay compensation that is required under the first sentence of this Section 15(h), or pursuant to a Company policy that is applicable to other executive officers of the Company and that is designed to advance the legitimate corporate governance objectives of the Company, shall not in and of itself constitute a breach of this Agreement.

(i)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed entirely within such Commonwealth, without giving effect to the conflict of law principles thereof.

(j)	No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder. In the event that the Company determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities.

(k)	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(l)	Effectiveness of Agreement. The effectiveness of this Agreement is contingent upon Executive’s successful completion to the satisfaction of the Company of a background check and drug test and Executive’s acknowledgement of the Company’s policies. Further, this Agreement shall not become effective until the Effective Date.

16. Entire Agreement. The Corporate Officer Separation Plan, the Change in Control Agreement, the EICP, and this Agreement together constitute the entire agreement between the parties regarding the subject matter of the Agreement, and it supersedes any oral or written arrangements or understandings between the parties hereto with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations. In the event of a conflict between this Agreement and the Change in Control Agreement, with the limited exception of the definition of Cause contained in Section 7(b) hereof, the terms of the Change in Control Agreement shall prevail.

17. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

By: /s/ David P. Johst
Name: David P. Johst
Title: Corporate Executive Vice President,
General Counsel & Chief Administrative
Officer

DULY AUTHORIZED BY AN AFFIRMATIVE VOTE OF THE BOARD

EXECUTIVE

By: /s/ James C. Foster

Name: James C. Foster